Exhibit 23.1
Consent of independent registered public accounting firm
We have issued our report dated February 6, 2008, accompanying the financial statements of Apple Creek Acquisition Corp. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and the Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
New York, New York
February 6, 2008